Exhibit 99.01

                               ADELPHIA ANNOUNCES
                      OFFERINGS OF DEBT AND PREFERRED STOCK


Coudersport, PA., July 7, 1997-- Adelphia Communications Corporation (NASDAQ-NNM:ADLAC) announced that it has sold $150,000,000 in 10-1/2% Senior Notes due 2004 to institutional investors in reliance on Rule 144A and 13% Cumulative Exchangeable Preferred Stock with an aggregate liquidation preference of $150,000,000 to institutional investors in reliance on Rule 144A and to an affiliate of the family of John Rigas, Chairman of Adelphia. The non-interest terms of the 10-1/2% Senior Notes due 2004 will be similar to those of its existing publicly held senior debt.

Adelphia also announced that it has sold perpetual Convertible Preferred Stock with an aggregate liquidation preference of $100,000,000 in a private placement to the Rigas family affiliate and Telesat Cablevision, Inc. ("Telesat"), a wholly owned subsidiary of FPL Group, Inc., a New York Stock Exchange company. The Convertible Preferred Stock will accrue dividends at the rate of 8-1/8% of the liquidation preference per annum, and will be convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A Common Stock of Adelphia. The Convertible Preferred Stock is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to par. The closing of the offerings of 10-1/2% Senior Notes due 2004 and 13% Cumulative Exchangeable Preferred Stock were both conditioned on the completion of the sale of the Convertible Preferred Stock.

Adelphia intends to use the net proceeds from the sale of the Convertible Preferred Stock and the offerings of 10-1/2% Senior Notes due 2004 and 13%
Cumulative Exchangeable Preferred Stock to repay existing indebtedness of subsidiaries.

The Convertible Preferred Stock, the 10-1/2% Senior Notes due 2004 and the 13% Cumulative Exchangeable Preferred Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.

Contact:  Timothy J. Rigas, Executive Vice President  (814) 274-9830.